Exhibit 5.1

July 15, 2008

Lev Pharmaceuticals, Inc.
675 Third Avenue, 22nd Floor
New York, NY 10017

Re:	Registration Statement No. 333-143196
and the Issuance of 9,661,836 shares of Common Stock

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Lev Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of 9,661,836 shares of the Company’s common stock, par value $0.01 (the “Shares”), pursuant to a Securities Purchase Agreement dated July 15, 2008 between the Company and the investor. The Shares are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2007 (File No. 333-143196) (the “Registration Statement”). All of the Shares are being sold by the Company as described in the Registration Statement.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion and have examined and relied upon the Registration Statement, the Company’s certificate of incorporation and bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and when sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

      This opinion is for your benefit in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 15, 2008 and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

Becker & Poliakoff, LLP

/s/ Victor J. DiGioia, Esq.
Victor J. DiGioia, Esq.